POWER OF ATTORNEY

I, Bruce A. Williamson, do hereby give authority to the Corporate Secretary or any duly elected and serving corporate officer of Cleco Corporation, of which I will be an officer effective July 5, 2011, to sign on my behalf, from time to time at my direction, such forms in my name which may be required to be filed with the Securities and Exchange Commission under the provisions of Section 16 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 28th day of April, 2011.

/s/ Bruce A. Williamson
Bruce A. Williamson